Pear Therapeutics, Inc.
Severance And Change In Control Plan
Section 1. Introduction and Purpose.
The Pear Therapeutics, Inc. Severance and Change in Control Plan (the “Plan”) is hereby established by the Board of Directors of Pear Therapeutics, Inc. (the “Company”) effective as of June 14, 2022. The purpose of the Plan is to provide for the payment of severance and/or Change in Control (as defined below) benefits to eligible employees of the Company and its Affiliates (as defined below). The Plan is intended to be (i) an employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (ii) a “top hat” plan within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. This Plan document also is the Summary Plan Description for the Plan.
For purposes of the Plan, the following terms are defined as follows:
(a)“Affiliate” means any corporation (other than the Company) in an “unbroken chain of corporations” beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
(b)“Base Salary” means base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect immediately prior to any reduction that would give rise to an employee’s right to a resignation for Good Reason (if applicable).
(c)“Cause” means, with respect to an Eligible Employee, (a) any material breach of any agreement to which the Eligible Employee and the Company, or an Affiliate as applicable, are both parties, (b) any act (other than retirement) or omission to act by the Eligible Employee which may have a material and adverse effect on the business of the Company and/or any of its Affiliates, or on the Eligible Employee’s ability to perform services for the Company or an Affiliate, including, without limitation, the commission of any crime (other than minor traffic violations), or (c) any material misconduct or material neglect of duties by the Eligible Employee in connection with the business or affairs of the Company or an Affiliate. The employment of an Eligible Employee will be deemed to have been terminated for Cause if the Plan Administrator determines within thirty (30) days of the termination of employment (whether such termination was voluntary or involuntary) that termination for Cause was warranted. The determination whether a termination is for Cause shall be made by the Plan Administrator in its sole and exclusive judgment and discretion.
(d)“Change in Control” has the meaning ascribed to the term “Sale Event” in the Equity Plan, provided that the event qualifies as a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each within the meaning of Section 409A.
(e)“Change in Control Date” means the closing date of a Change in Control.
(f)“Change in Control Period” means the period commencing sixty (60) days prior to the Change in Control Date and ending 12 months following such date.
(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h)“Committee” means the Board of Directors of the Company or the Compensation Committee of such Board of Directors.
(i)“Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.
(j)“Company” means Pear Therapeutics, Inc. or, following a Change in Control, the surviving entity resulting from such event (such entity, the “Successor Entity”).
(k)“Covered Termination” means, with respect to an Eligible Employee, a termination of employment that results in such employee’s Separation from Service that is due to (i) a termination by the Company or an Affiliate without Cause (and other than as a result of death or Disability) or (ii) a resignation by the Eligible Employee for Good Reason.
(l)“Disability” means any physical or mental condition that renders an employee incapable of performing the work for which he or she was employed by the Company or similar work offered by the Company or an Affiliate. The Disability of an employee shall be established if (i) the employee satisfies the requirements for benefits under the Company’s long-term disability plan of the Company or an Affiliate or (ii) if no long-term disability plan, the employee satisfies the requirements for Social Security disability benefits.
(m)“Eligible Employee” means an employee of the Company or an Affiliate that meets the requirements to be eligible to receive Plan benefits as set forth in Section 2.
(n)“Equity Plan” means the Company’s 2021 Stock Option and Incentive Plan, as amended from time to time, or any successor plan thereto.
(o)“Good Reason” for an employee’s resignation means the occurrence of any of the following that is undertaken by the Company or an Affiliate without the employee’s prior written consent:
(i)a material reduction in such employee’s base salary or target annual bonus (unless pursuant to a proportional reduction program applicable generally to similarly situated employees of the Company or Affiliate);
(ii)a material reduction in such employee’s position, duties or responsibilities or any assignment to such employee of duties or responsibilities that are materially inconsistent in an adverse respect with such employee’s position (other than a change that is solely as a result of the Company transitioning from being publicly traded to privately held); or
(iii)a relocation of such employee’s principal place of employment with the Company or Affiliate (or Successor Entity, if applicable) to a place that is more than twenty-five (25) miles from the employee’s prior work location and which increases such employee’s commute from the employee’s principal residence.
Notwithstanding the foregoing, in order for the employee’s resignation to be deemed to have been for Good Reason, the employee must provide written notice to the Company or Affiliate, as applicable, of such employee’s intent to resign for Good Reason within 30 days after the first occurrence of the event giving rise to Good Reason, which notice shall describe the event(s) the employee believes give rise to Good Reason; allow the Company or Affiliate 30 days from receipt of the written notice to cure the event (such period, the “Cure Period”); and if the event is not reasonably cured within the Cure Period, the employee’s resignation from all positions held with the Company or Affiliate is effective not later than 30 days after the expiration of the Cure Period.
(p)“New Employee” means an Eligible Employee for whom a Covered Termination occurs prior to such employee’s one year anniversary of employment with the Company or an Affiliate, as applicable.
(q)“Plan Administrator” means the Committee prior to the Change in Control Date and the Representative upon and following such date, as applicable.
(r)“Plan Tier” means the tier to which an Eligible Employee is assigned for purposes of participation in the Plan, as determined by the individual or entity that sets the Eligible Employee’s compensation, as set forth in the Eligible Employee’s Participation Notice (as described in Section 2(a)).
(s)“Representative” means one or more members of the Committee or other persons or entities designated by the Committee prior to or in connection with a Change in Control that will have authority to administer and interpret the Plan upon and following the Change in Control Date as provided in Section 11.
(t)“Section 409A” means Section 409A of the Code and the treasury regulations and other guidance thereunder and any state law of similar effect.
(u)“Separation from Service” means a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).
Section 2. Eligibility for Benefits.
(a)Eligible Employee. An employee of the Company or an Affiliate is eligible to participate in the Plan if (i) the employee has the title of Vice President or higher or has otherwise been designated by the Plan Administrator as eligible to participate; (ii) such employee is designated as an Eligible Employee by the Plan Administrator through a Participation Notice in the form attached hereto as Exhibit A (which will specify the employee’s Plan Tier); (iii) the employee has signed and returned the Participation Notice provided by the Plan Administrator; and (iv) the employee meets the other Plan eligibility requirements set forth in this Section 2. The determination of whether an employee is an Eligible Employee shall be made by the Plan Administrator, in its sole discretion, and such determination shall be binding and conclusive on all persons.
(b)Release Requirement. In order to be eligible to receive benefits under the Plan, the employee also must execute a general waiver and release in the form attached hereto as Exhibit B (the “Release”), within the applicable time period set forth therein, and such Release must become effective in accordance with its terms, which must occur in no event more than 60 days following the date of the applicable Covered Termination. If an employee does not provide a Release that becomes effective as set forth above, no payments shall be made to such employee under the Plan, and the employee will have no further right to any benefits under the Plan.
(c)Plan Benefits Provided In Lieu of Any Previous Benefits. This Plan shall supersede any change in control or severance benefit plan, policy or practice previously maintained by the Company or an Affiliate with respect to an Eligible Employee and any change in control or severance benefits in any individually negotiated employment contract or other agreement between the Company or an Affiliate and an Eligible Employee, including but not limited to any Management Retention Agreement between the Eligible Employee and the Company. Notwithstanding the foregoing, the Eligible Employee’s equity awards will remain subject to the terms and conditions of the applicable equity plan under which such awards were granted and no provision of this Plan shall be construed as to limit the actions that may be taken under, or to violate the terms of, such equity plan.
(d)Exceptions to Severance Benefit Entitlement. An employee who otherwise is an Eligible Employee shall not receive benefits under the Plan in the following circumstances, as determined by the Plan Administrator in its sole discretion:
(1)The employee is terminated by the Company or an Affiliate for any reason (including due to the employee’s death or Disability) or voluntarily terminates employment with the Company in any manner, and in either case, such termination does not constitute a Covered Termination. Voluntary terminations include, but are not limited to, resignation, retirement or failure to return from a leave of absence on the scheduled date.
(2)The employee is offered immediate reemployment by a Successor Entity following a Change in Control and the terms of such reemployment would not give rise to the employee’s right to a resignation for Good Reason. For purposes of the foregoing, “immediate reemployment” means that the employee’s employment with Successor Entity results in uninterrupted employment such that the employee does not incur a lapse in pay or benefits as a result of the Change in Control. For the avoidance of doubt, an employee who becomes immediately reemployed by a Successor Entity following a Change in Control will continue to be an Eligible Employee following the date of such reemployment.
(3)The employee is rehired by the Company or an Affiliate and recommences employment prior to the date severance benefits under the Plan are scheduled to commence.
(e)Termination of Severance Benefits. An Eligible Employee’s right to receive severance benefits under this Plan shall terminate immediately if, at any time prior to or during the period for which the Eligible Employee is receiving severance benefits under the Plan, the Eligible Employee willfully breaches any material statutory, common law, or contractual obligation to the Company or an Affiliate (including, without limitation, the contractual obligations set forth in any confidentiality, non-disclosure and developments agreement, non-competition, non-solicitation, return of Company property or similar type agreement between the Eligible Employee and the Company, as applicable).
Section 3. Termination Benefits Generally.
Upon the termination of an Eligible Employee’s employment for any reason, the Eligible Employee will be entitled to receive (i) any earned but unpaid base salary and (ii) any vested employee benefits in accordance with the terms of the applicable employee benefit plan or program (the “Accrued Benefits”). In addition, in the event of a Covered Termination, the Eligible Employee may be eligible to receive additional payments and benefits, as set forth in Section 4 or Section 5 below, as applicable.
Section 4. Benefits for Covered Termination Outside of a Change in Control Period; Benefits for New Employees for Covered Termination at any Time.
(a)Covered Termination. If an Eligible Employee (other than a New Employee) experiences a Covered Termination at any time other than during the Change in Control Period, or a New Employee experiences a Covered Termination at any time, the Eligible Employee will be entitled to receive the following severance benefits:

(1)Base Salary. An Eligible Employee, who is not a New Employee, will receive a cash severance payment equal to the Eligible Employee’s Base Salary for the following number of months (such number of months, the “Severance Period” for that Eligible Employee), depending on the Eligible Employee’s Plan Tier:
(i)Tier 1:     18 months
(ii)Tier 2(a):     15 months
(iii)Tier 2(b):     12 months
(iv)Tier 3:         9 months
For an Eligible Employee who is a New Employee, the Severance Period will be six (6) months, regardless of such employee’s Plan Tier.
The cash severance payment shall be paid in the form of salary continuation over the course of the Severance Period, on the regular payroll dates of the Company or Affiliate as applicable, subject to deductions and withholdings; provided however that no payment will be paid prior to the effective date of the Release.
(2)Payment of Continued Group Health Plan Benefits. If the Eligible Employee is eligible for and timely elects to continue health insurance coverage under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following the Covered Termination date, the Company will pay the COBRA group health insurance premiums (as such premiums are due) for the Eligible Employee and the Eligible Employee’s eligible dependents until the earliest of (A) the end of the Severance Period, (B) the expiration of the Eligible Employee’s eligibility for the continuation coverage under COBRA, or (C) the date when the Eligible Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law, then in lieu of providing the COBRA premiums, the Company will instead pay the Eligible Employee on the last day of each remaining month of the Severance Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings.
(b)No Other Payments. The benefits set forth at subsections (a)(1) and (a)(2) above are the only benefits payable to an Eligible Employee (other than a New Employee) pursuant to the Plan with respect to a Covered Termination that occurs outside of a Change in Control Period, or payable to a New Employee with respect to a Covered Termination that occurs at any time.
Section 5. Covered Termination Benefits (during a Change in Control Period).
(a)Covered Termination. If an Eligible Employee (other than a New Employee) experiences a Covered Termination during a Change in Control Period, such Eligible Employee will be entitled to receive the following severance benefits:
(1)Base Salary. The Eligible Employee will receive a cash severance payment equal to the Eligible Employee’s Base Salary for the following number of months (such number of months, the “Change in Control Severance Period” for that Eligible Employee), depending on the Eligible Employee’s Plan Tier:

(i)Tier 1:         24 months
(ii)Tier 2(a):     18 months
(iii)Tier 2(b):     15 months
(iv)Tier 3:         12 months
Such cash severance benefit shall be paid in a single lump payment no later than the second payroll cycle following the later of (i) the effective date of the Release or (ii) the Change in Control Date, but in any event not later than March 15 of the year following the year in which the Covered Termination occurs.
Notwithstanding the foregoing, in the event of a Covered Termination that occurs within the sixty (60) day period prior to the Change in Control Date, the amount payable pursuant to this Section 5(a)(1) shall be reduced by any amounts previously paid pursuant to Section 4(a)(1) above, and the net cash severance benefit shall be paid as set forth in this Section 5(a)(1).
(2)Payment of Continued Group Health Plan Benefits. During the Change in Control Severance Period, the Eligible Employee will be eligible to receive the payments described in, and pursuant to the terms of, Section 4(a)(2) above; provided however that in the event of a Covered Termination that occurs within the sixty (60) day period prior to the Change in Control Date, the Change in Control Severance Period will be reduced by the number of months, if any, for which COBRA payments were made pursuant to Section 4(a)(2) above.
(3)Target Bonus Payment. The Eligible Employee will receive a lump sum cash payment equal to a percentage of the Eligible Employee’s target annual bonus amount for the calendar year in which the Covered Termination occurs (which for the avoidance of doubt will not be pro-rated), depending on their Plan Tier:
(i)Tier 1:         200% of target annual bonus
(ii)Tier 2(a):     150% of target annual bonus
(iii)Tier 2(a):     125% of target annual bonus
(iv)Tier 3:         100% of target annual bonus
This payment shall be paid to the Eligible Employee in a lump sum cash payment on the same date as the Base Salary payment provided in subsection 5(a)(1) above.
(4)Equity Acceleration. The vesting and exercisability of each outstanding unvested stock option and other stock awards, as applicable, held by the Eligible Employee covering Common Stock as of the date of the Covered Termination (each, an “Equity Award”) that vest solely based on continued service with the Company over time will be accelerated in full and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to any such time-vesting Equity Award will lapse in full. Equity Awards subject to vesting based on the attainment of performance goals will not be subject to acceleration, except as determined by the Committee in its sole discretion either pursuant to the Plan or pursuant to Section 3(c) of the Equity Plan. To the extent an Equity Award is assumed, continued or substituted for in a Change in Control pursuant to such applicable equity incentive plan, the vesting acceleration described in this Section 5(a)(4) will apply to such assumed, continued or substituted award, as applicable.

(b)No Duplication of Benefits. The benefits set forth at subsections (a)(1) through (a)(4) above are the only benefits payable to an Eligible Employee (other than a New Employee) pursuant to the Plan with respect to a Covered Termination that occurs during a Change in Control Period, and shall be paid in lieu of any benefits that may be payable pursuant to Section 4 above with respect to a Covered Termination that occurs outside of a Change in Control Period. For the avoidance of doubt, in no event will benefits be provided under both Section 4 and Section 5 to the same Eligible Employee (except to the extent that benefits were provided pursuant to Section 4 with respect to a Covered Termination that occurred during the sixty (60) day period prior to a Change in Control Date, in which case the benefits provided pursuant to Sections 5(a)(1) and 5(a)(2) will be adjusted as set forth above).
Section 6. Section 280G Limitation.
Notwithstanding anything in the Plan to the contrary, if any payment or benefit an Eligible Employee will or may receive from the Company or an Affiliate or otherwise (each payment or benefit, a “Payment,” and in the aggregate, the “Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments shall be reduced (but not below zero) so that the sum of the Payments will be $1.00 less than the amount at which the Eligible Employee becomes subject to the Excise Tax; provided that such reduction will only occur if it would result in the Eligible Employee receiving a higher After Tax Amount (as defined below) than the Eligible Employee would receive absent such reduction. In the event of such reduction, the Payments will be reduced in the following order, in each case, in reverse chronological order beginning with the Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A; (2) cash payments subject to Section 409A; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) will be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
For purposes of this Section 6, the term “After Tax Amount” means the amount of the Payments less all federal, state, and local income, excise and employment taxes imposed on the Eligible Employee as a result of the Eligible Employee’s receipt of the Payments. For purposes of determining the After Tax Amount, the Eligible Employee will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes (if any) which could be obtained from deduction of such state and local taxes.
The determination as to whether a reduction in the Payments will be made pursuant to this Section 6 shall be made by the Company in consultation with its external advisers, and the Company shall provide detailed supporting calculations to the Eligible Employee within fifteen (15) business days of the Eligible Employee’s Covered Termination.
Section 7. Withholding.
All payments under the Plan will be subject to applicable withholding for federal, state, foreign, and local taxes.
Section 8. Section 409A.

All benefits provided under the Plan are intended to be exempt from the requirements of Section 409A to the maximum extent possible and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent that any benefits are not so exempt, such benefits are intended to comply with the requirements of Section 409A and any ambiguities herein shall be interpreted accordingly. It is intended that each installment of benefits payable to an Eligible Employee be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i).
If the Company determines that any benefits payable under the Plan constitute “deferred compensation” under Section 409A and the Eligible Employee is a “specified employee” of the Company, as such term is defined in Section 409A, then, to the extent necessary to avoid the imposition of the adverse tax consequences under Section 409A, the timing of such benefit payments shall be delayed until the earlier of (1) the date that is six months and one day after the Eligible Employee’s Separation from Service and (2) the date of the Eligible Employee’s death. In the event of such delayed payment, the Company shall then pay the Eligible Employee a lump sum amount equal to the sum of the severance benefit payments that would otherwise have been paid prior to the delay and pay any remaining amounts of severance benefits in accordance with the applicable payment schedule.
In no event will payment of any benefits under the Plan be made prior to an Eligible Employee’s Separation from Service or prior to the effective date of the Release. If the Company determines that any benefits provided under the Plan constitute “deferred compensation” under Section 409A, and the period for providing a Release set forth at Section 2(b) above spans two calendar years, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective, solely for purposes of the timing of payment of benefits under this Plan, until the later of the day that it would become effective under its terms or the first day of the latter calendar year.
Notwithstanding the foregoing, the Company makes no representation or warranty and will have no liability to the Eligible Employee or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, Section 409A.
Section 9. Transfer and Assignment.
The rights and obligations of an Eligible Employee under this Plan may not be transferred or assigned. The Plan shall be binding upon any entity or person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such entity or person actively assumes the obligations hereunder and without regard to whether or not a Change in Control occurs.
Section 10. Clawback.
All payments and severance benefits provided under the Plan shall be subject to recoupment in accordance with any clawback policy of the Company, as in effect from time to time.
Section 11. Right to Interpret and Administer Plan; Amendment and Termination.
(a)Interpretation and Administration. Prior to a Change in Control, the Committee shall be the Plan Administrator and will have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Committee shall be binding and conclusive on all persons. Upon and after the Change in Control Date, the Plan will be interpreted and administered in good faith by the Representative who shall be the Plan Administrator during such period. All actions taken by the Representative in interpreting the terms of the Plan and administering the Plan upon and after the Change in Control Date will be final and binding on all Eligible Employees. Any references in this Plan to the “Committee” or “Plan Administrator” with respect to periods following such date shall mean the Representative.
(b)Amendment. The Plan Administrator reserves the right to amend or terminate this Plan at any time; provided however that no such amendment or termination shall materially and adversely affect the rights of any Eligible Employee who has satisfied the requirements of Section 2(a) without the consent of such Eligible Employee
(c)Termination. Unless otherwise extended by the Committee, the Plan will automatically terminate following satisfaction of all the Company’s obligations under the Plan.
Section 12. No Implied Employment Contract.
The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or a Successor Entity, as applicable, or (ii) to interfere with the right of the Company or a Successor Entity, as applicable, to discharge any employee or other person at any time, with or without cause, which right is hereby reserved. This Plan does not modify the at-will employment status of any Eligible Employee.
Section 13. Plan is Unfunded.
The Plan shall be unfunded, and all cash payments under the Plan paid only from the general assets of the Company.
Section 14. Governing Law.
This Plan is intended to be governed by and shall be construed in accordance with ERISA and, to the extent not preempted by ERISA, the laws of the State of Delaware.
Section 15. Claims, Inquiries and Appeals.
(a)Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative).
(b)Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following: (i) the specific reason or reasons for the denial; (ii) references to the specific Plan provisions upon which the denial is based; (iii) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and (iv) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim. This notice of denial will be given to the applicant within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90-day period, describing the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.
(c)Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied. A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) will have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review will take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(d)Decision on Review. The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60-day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following: (ii) the specific reason or reasons for the denial; (ii) references to the specific Plan provisions upon which the denial is based; (iii) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and (iv) a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.
(e)Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.
(f)Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 15(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 15(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an Eligible Employee’s claim or appeal within the relevant time limits specified in this Section 15, the Eligible Employee may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

Section 16. Other Plan Information.
Employer Identification Number: 85-4103092
Plan Number: 503
Plan Year: The Plan is maintained on a calendar year (January 1 – December 31).
Plan Administrator: The Committee prior to the Change in Control Date, and the Representative upon and following such date.
Agent for Service of Legal Process. Ronan O’Brien, General Counsel, Pear Therapeutics, Inc., 200 State Street, 13th floor, Boston, MA 02109
Section 17. Statement of ERISA Rights.
Participants in this Plan (which is a welfare benefit plan sponsored by Pear Therapeutics, Inc.) are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to:
(a)Receive Information About Your Plan and Benefits. This includes the right to (i) examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration; (ii) obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description (provided that a reasonable charge may be made for such copies; and (iii) receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each Eligible Employee with a copy of this summary annual report.
(b)Prudent Actions by Plan Fiduciaries. In addition to creating rights for employees eligible to participate in the Plan, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Eligible Employees and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.
(c)Enforce Your Rights. If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
(d)Assistance with Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

EXHIBIT A
Participation Notice

Name: ___________________
You have been designated as eligible to participate in the Pear Therapeutics, Inc. Severance and Change in Control Plan (the “Plan”), a copy of which is attached to this Participation Notice.
You will receive the benefits set forth in the Plan if you meet all the eligibility requirements set forth in the Plan, including, without limitation, executing the required Release within the applicable time period set forth therein and allowing such Release to become effective in accordance with its terms.
If you are a party to a Management Retention Agreement with the Company, by signing below, you hereby terminate such Management Retention Agreement and irrevocably forfeit any right to benefits set forth therein, and you understand and agree that such Management Retention Agreement shall be of no further force or effect as of the date set forth below.
Your Plan Tier has been designated as: Tier __
To accept the terms of this Participation Notice and participate in the Plan, please sign and date this Participation Notice in the space provided below and return it to _____________________ no later than _________, ____.
Eligible Employee

[Insert Name]
Date:

EXHIBIT B
RELEASE OF CLAIMS
This Release of Claims (“Release”) is entered into as of this ____ day of ______ 20___, by and between Pear Therapeutics, Inc., a Delaware corporation (the “Company”), and _________ (“You”).
You and the Company agree as follows:

1.    The employment relationship between You and the Company and its subsidiaries and affiliates, as applicable, terminated on _________, 20___ (the “Separation Date”).

2.    In accordance with the Pear Therapeutics, Inc. Severance and Change in Control Plan, effective as of June 14, 2022 (the “Plan”), You are entitled to receive certain payments, rights and benefits after the Separation Date, subject to his execution, delivery and non-revocation of a general release of claims.

3.    In consideration of the payments, rights and benefits provided for in the Plan, the sufficiency of which You hereby acknowledge, You, on behalf of yourself and your agents, representatives, attorneys, administrators, heirs, executors and assigns, hereby release and forever discharge each of the Company and all of its investors, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans, if any, of the Company or any of its subsidiaries, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans (the “Released Parties”), from all claims, charges or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Release, relating to any claims You may have arising from or relating to your employment or termination from employment with the Company or otherwise, including a release of any rights or claims You may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993; Section 1981 of the Civil Rights Act of 1866; Section 1985(3) of the Civil Rights Act of 1871; the Executive Retirement Income Security Act of 1974, as amended; the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq.; the Massachusetts Fair Employment Practices Act (M.G.L.c. 151B); the Massachusetts Wage Act (M.G.L.c.149 et seq.); any other federal, state or local laws against discrimination; or any other federal, state, or local statute, regulation or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by You of any and all claims or rights arising under contract (whether written or oral, express or implied), covenant, public policy, tort or otherwise.

4.    You acknowledge that You are waiving and releasing any rights that You may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) and that this Release is knowing and voluntary. You and the Company agree that this Release does not apply to any rights or claims that may arise under the ADEA after the effective date of this Release. You acknowledge that the consideration given for this Release is in addition to anything of value to which You are already entitled. You further acknowledge that You have been advised by this writing that: (i) You should consult with an attorney prior to executing this Release; (ii) You have up to twenty-one (21) days within which to consider this Release, although You may, at your discretion, sign and return this Release at an earlier time in which case You waive all rights to the balance of this twenty-one (21) day review period; (iii) for a period of 7 days following the execution of this Release in duplicate originals You may revoke this Release in a writing delivered to the Chairman of the Board of the Company by hand or by mail (signature of receipt required), and this Release shall not become effective or enforceable until such 7-day revocation period has expired; and (iv) nothing in this Release prevents or precludes You from challenging or seeking a determination in good faith of the validity of this Release under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

5.    You further acknowledge and agree that this RELEASE shall apply to all unknown and unanticipated injuries and/or damages. You acknowledge and understand that Section 1542 of the Civil Code of the State of California provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Being aware of Section 1542 of the California Civil Code, You, by signing this RELEASE, expressly waive the provisions of Section 1542 of the California Civil Code and any other similar provision of law that may be applicable.

6.    This Release does not release the Released Parties from any obligations due to You under the Plan or under this Release. Without limiting the generality of the foregoing, the release set forth in Sections 4 and 5 does not and shall not extend to, and the undersigned is not releasing, (i) any claims enforcing the rights of the Plan and (ii) exculpatory or indemnification provisions set forth in the Certificate of Incorporation or Bylaws of the Company or available under the Delaware General Corporation Law, for the benefit of any individual who served as an officer or employee of the Company at any time prior to the Effective Date (the “Non-Released Claims”) that the undersigned may have or claim to have against any of the Released Parties, in each case whether currently known or unknown or with respect to which the facts are known (or should have been known), that could give rise to or support any Non-Released Claim and of every nature and extent whatsoever. In addition, nothing contained in this Release precludes You from filing a charge of discrimination with the United States Equal Employment Opportunity Commission (“EEOC”) or any state fair employment practices agency (“FEPA”) or participating in an investigation by the EEOC or any FEPA, but You will not be entitled to any monetary or other relief from the EEOC or any FEPA on the basis of or in connection with such charge or investigation, or from any Court as a result of litigation brought on the basis of or in connection with such charge or investigation.

7.    This Release is not an admission by the Released Parties of any wrongdoing, liability or violation of law.

8.    You waive any right to reinstatement or future employment with the Company following your termination from the Company.

9.    You shall continue to be bound by the Employee Non-disclosure, Non-solicitation and Assignment of Intellectual Property Agreement between You and the Company.

10.    You shall promptly return all property in your possession of Company and its subsidiaries and affiliates, including, but not limited to, keys, credit cards, computer equipment, software and peripherals and originals or copies of books, records, or other information pertaining to Company or its subsidiaries’ or affiliates’ businesses.

11.    This Release shall be governed by the law of The Commonwealth of Massachusetts, without regard to its conflicts of laws rules.

12.    This Release represents the complete agreement between You and the Company concerning the subject matter in this Release and supersedes all prior agreements or understandings, written or oral. This Release may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

13.    Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

14.    You acknowledge that You have carefully read and understand this Release, that You have the right to consult an attorney with respect to its provisions and that this Release has been entered into voluntarily. You acknowledge that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Released Parties to influence You to sign this Release except such statements as are expressly set forth herein or in the Separation Agreement.
The parties to this Release have executed this Release as of the day and year first written above.

PEAR THERAPEUTICS, INC.	YOU:

By:

Name:	Name:

Title: